Exhibit 10.2

Lease for Commercial Land and Building

151 24th AVENUE SW, OWATONNA, MINNESOTA

This Agreement, made this 21st day of July, 2005 between Doug Hughes Properties, LLC, (the “Landlord”), and Cybex International, Inc., (the “Tenant”).

WITNESSETH, that the said Landlord in consideration of the Rents, Covenants and Conditions of this Lease, hereby leases to the Tenant the following described Premises, situated in Steele County, at 151 24th Avenue SW, Owatonna, Minnesota, described as approximately 200,000 square feet and attached property as more particularly described in Exhibit A attached hereto.

LANDLORD & ADDRESS	Doug Hughes Properties, LLC,
Douglas W. Hughes, President
1470 Sunset Drive SW
Owatonna, MN 55050
Cell 1-507-213-0414
Fax 1-507-455-1146

TENANT & ADDRESS	Cybex International, Inc.
151 24th Ave SW
Owatonna, MN 55060
Attn: Ed Kurzontkowski

1.	BINDING EFFECT, MINNESOTA LAW. This Lease shall bind the parties, their heirs, personal representatives, successors, and assigns. This Lease shall be governed by and construed and interpreted in accordance with the Laws of the State of Minnesota.

2.	EXHIBITS. The following Exhibits are attached hereto are incorporated as part of the Lease.

(a)	PLAN DRAWING – Exhibit A

3.	INTENDED USE OF PREMISES. It is understood and agreed to between the parties that the Premises during the continuance of this Lease shall be used and occupied for a Industrial Manufacturing, all related uses, any lawful purpose and for no other purpose(s) without the written consent of Landlord, and that Tenant will not use the Premises for any purpose in violation of any law, municipal ordinance or regulation.

4.	INSURANCE - BY TENANT. The Tenant will provide the Landlord a Certificate of Insurance. The Tenant shall obtain and maintain the following insurance coverages, through the expiration or termination of this Lease, at the Tenants expense:

(a) A policy of comprehensive public liability insurance naming the Tenant as the insured and Landlord as the additional insured to insure against injury to property, persons, or loss of life arising out to the ownership, use occupancy, or maintenance of the Premises, with limits of public liability not less than $1,000,000 per occurrence combined single limit coverage for death and /or bodily injury including personal injury and property damage liability.

(b) A policy providing “All Risk” coverage insuring Tenant’s business, leasehold improvements, merchandise, trade fixtures, furnishings, equipment, full coverage of loss of revenue and personal property.

(c) The Landlord may from time to time require that the policy limits of any or all such insurance be increased to reflect the effects of inflation and changes in normal commercial insurance practices.

5.	INSURANCE - BY LANDLORD. The Landlord shall obtain before the date hereof and shall maintain through the expiration or termination of this Lease, the following insurance coverages:

(a) A policy of comprehensive public liability insurance on the Common Areas with limits of public liability not less than $1,000,000 per occurrence combined single limit coverage for death and /or bodily injury including personal injury and property damage liability.

(b) A policy providing “All Risk” coverage excluding the Tenant’s business, leasehold improvements, merchandise, trade fixtures, furnishings, equipment, loss of revenue, personal property and on the Premises. The coverage shall be for the full insurable replacement value thereof.

(c) All premium costs and all other costs and expenses incurred by the Landlord in providing the insurance required of Landlord shall be considered an Operating Expense and applied to the Tenant’s monthly triple-net operating costs with the rent.

6.	MUTUAL WAIVER OF SUBROGATION. Landlord and Tenant each hereby waive and release all claims, liabilities and causes of action against the other and their agents, servants and employees for loss or damage to, or destruction of, the buildings and other fire, explosion or other perils included in any insurance maintained hereunder, whether caused by the negligence of any of said persons or otherwise. This waiver shall remain in force as the insurer of the premises shall consent thereto without additional premium, and if additional premium is charged, Tenant shall pay the same to keep this waiver in force.

7.	INSURANCE – INDEMNIFICATION

(a) TENANT SHALL INDEMNIFY, defend and hold harmless the Landlord from and against any and all claims arising from Tenant’s use of the Premises, or from the conduct of Tenant’s business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises and shall further indemnify, defend and hold harmless Landlord from and against and all claims arising from any negligence of the Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all cost, attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action of proceeding brought thereon, unless arising from Landlord’s negligence or willful misconduct.

(b) LANDLORD SHALL INDEMNIFY, defend and hold harmless Tenant from and against any and all claims arising from the conduct of Landlord’s business in or about property, and shall further indemnify, defend and hold harmless Tenant from and against any and all claims arising from any negligence of the Landlord, or Landlord’s agents, contractors or employees, and from and against all costs, attorney’ fees, expenses, and liabilities, incurred in the defense of any such claim or any action or proceeding brought thereon.

8.	INSURANCE - DAMAGE OR DESTRUCTION. In the event the Premises are damaged by Fire, or any other casualty insured under Landlord’s fire and extended coverage insurance policy, to the extent that the facility is temporarily unusable, rent will abate proportionately and Landlord shall restore. Landlord and Tenant will cover their own relocation and reconstruction costs during the reconstruction process. Tenant shall have the right to terminate the lease if premises are more than 50% damaged. Upon completion of such repairs and replacements by Landlord, Tenant shall promptly repair or replace all portions of the Premises, build-outs, lease-hold improvements, furniture, fixtures, to the condition existing immediately preceding such casualty. Business Interruption Insurance – Relocation Rent shall be covered through the insurance carried by the Tenant and the Landlord’s loss of rent will be covered by Loss of Rent Insurance.

9.	INSURANCE – CERTIFICATE OF INSURANCE FOR SERVICES PROVIDED FOR TENANT Anyone performing services for the Tenant at these Premises will provide a Certificate of Insurance and any or all licenses or contractor numbers to the Landlord. These documents may be kept on file with the Tenant for documentation to the Landlord.

10.	SUBORDINATION/ESTOPPEL CERTIFICATES. Tenant agrees to, and will upon demand from Landlord, execute such instruments as may be required to subordinate the rights and interest of tenant created by this lease to the lien of any first mortgage at any time placed upon the leased premises and certified the lease is unmodified. Such subordinations shall recognize this Lease and Tenant’s Repurchase Option defined under Section 16b herein.

11.	LEASE ACCEPTANCE. Tenant shall provide the Landlord with the Executed Lease prior to the end of the contingency period for the purchase of the property, provided this Lease shall not be in effect until completion of Closing on the purchase of the property as provide for under that certain Purchase and Sale Agreement dated July , 2005 (the “Agreement”).

12.	LEASE TERM BASE MONTHLY RENT AMOUNT

(a)	Years 1 though 5	$ 40,000 per month based on initial Annual Base Rent of $2.40 per SF

$480,000 per year, payable in advance, in equal monthly installments.

(b)	Extension Years 6-10	$ 44,167 per month based on Annual Base Rent of $2.65 per SF

$53,0004 per year, payable in advance, in equal monthly installments.

(c)	Plus Monthly Triple Net CAM Operating Expenses for all Initial and Extension Lease Terms

13.	LEASE TERM TRIPLE NET CAM EXPENSES

(a) Common Area Maintenance (CAM): The Tenant will be responsible for the CAM Expenses. The CAM Expenses will be calculated based on the Percent of rentable square footage occupied by the Tenant in relation to the total square footage of building times the total amount of all CAM Operating Expenses paid during each Lease Month.

(b) CAM Expenses are the operating expenses consisting of, but not limited to: real estate taxes and all taxes and assessments related to Premises, cleaning, utilities, outdoor lighting, waste management, outdoor and indoor window washing, lawn mowing and landscaping maintenance, snow and ice removal, property and liability insurance, supplies, fire protection charges, pest control and any and all other costs applied to the property. CAM shall not include management fees.

(c) Any and all CAM Charges paid by the Landlord will be at the actual cost as a pass-through to the Tenant with no commissions/percentages applied by the Landlord. To simplify the monthly lease payment by making the payment equal each month for a given lease year, the Lease payment will include an estimated monthly CAM amount to equal the same payment each month and reconciled in the first 60 days of the following year. To further simplify the monthly CAM Expenses, many of the CAM related costs should be paid directly by the Tenant to the provider except for the Property taxes. Tenant may audit Landlord’s records relating to CAM Expenses.

14.	LEASE TERMS

(a) The 5-Year Lease Term will begin in conjunction with the Closing of the property purchase under the Agreement. The closing date will be the lease start date.

(b) Tenant shall have the right to renew this lease for one (1) additional term of five (5) years beyond the initial 5 year term. Tenant shall provide written notice of its intent to renew ninety (90) days before the expiration of the initial 5 year lease term. The rent during the renewal term shall be $2.65 per rentable square feet of the Premises.

15.	LEASE MONTHLY RENT PAYMENT. The first Monthly Base Rent Payment shall be due on the date of closing of the Agreement. The Tenant shall, for the duration of the Lease Terms, pay to the Landlord the Base Monthly Rent, and the “Triple Net” CAM Expenses by the 1st of each month. The Tenant will be responsible for all CAM Expenses. At the end of the Lease Term or Lease Termination, whichever is sooner, the Tenant will remain obligated to pay the final “Triple Net” CAM Expenses when they become due approximately one month later. Late payments past the 10th of the month will be charged 5% late fee of monthly total.

16.	LEASE TERM EARLY OUT. It is the expectation of Landlord and Tenant for Tenant to move into a new facility on or about 2007

(a) Tenant shall provide written notice to Landlord stating the commencement date of its relocation to a new facility. Commencing with the start of the Tenant’s move to a new facility, Tenant agrees to the payment in FULL of the monthly base rent and CAM Expenses for a period of 90 days for the Premises. Tenant may terminate the Lease any time after this 90 day period. Cybex will have the first option to lease the Premises, if required. Marketing of the Premises to new tenant(s) may be actively pursued beginning in 2005. During the 90 day transition period, Landlord may begin Code Compliance and preparation for a new tenant.

(b) In the event Tenant elects not to relocate to a new facility, Tenant has the option to purchase the property back. The Repurchase Option would be available on August 1, 2007 at the earliest (2 years from the anticipated lease date) at the sale of price $3,600,000 plus customary like expenses and subject to the terms and conditions provided in the Agreement. The Repurchase Option period will be August 1, 2007 through December 1, 2007 (120 days). Anytime during the Repurchase Option period Tenant may exercise its option by written notice to Landlord at which time a purchase agreement consistent with the applicable terms and conditions of the Agreement would be entered into with the earliest possible closing date scheduled to be no later then December 1, 2007. Tenant’s Repurchase Option shall be recorded.

17.	LEASE REMEDIES FOR DEFAULT OF LEASE

(a) Upon default of the Lease and the failure of the Tenant to make good on this Lease, the parties agree that the Landlord shall have the option to terminate this Lease or to re-enter and take possession of the demised Premises without terminating this Lease. If Landlord elects to re-enter and take possession without terminating this Lease, Landlord may re-let the Premises or any part thereof upon such terms and conditions as Landlord, deems necessary.

(b) All rent paid by the Tenant to the Landlord during the re-letting period shall be applied to reimburse the Landlord for all related expenses to a default. In the event that the Landlord re-lets all or a portion of the Tenants space, the Tenant will remain responsible only for rents and all other costs not covered by the re-letting.

(c) Landlord shall have a duty to mitigate its damages and its potential loss of rent and other expenses by diligently pursuing a new tenant in the event of an early termination of the Lease as a result of Tenant’s default.

18.	LEASE TERM EXPIRATION - SURRENDER & VACATING THE PREMISE. On the last day of the Lease Term, or earlier Lease Termination, the Tenant shall surrender and completely vacate the Premises. All keys and or other access methods shall be returned to the Landlord. If Tenant remains in possession of the Premises or any part thereof after the expiration of a term of this Lease, Tenant shall pay monthly rent equal to the current Lease Rent and CAM Charges until the Premise is vacated.

19.	LEASE DIFFERENCES. If Landlord or Tenant finds it necessary to implement the terms of or to declare rights under this Lease through litigation, the prevailing party shall be entitled to recover reasonable costs, attorney’s fees, and expenses incurred from the other party.

20.	LEASE RESPONSIBILITY OF LANDLORD. The term “Landlord” as used in this Lease shall mean the owner of the property. In the event of any title transfer or interest, Landlord shall be released from all liability as respects Landlords obligations thereafter to be performed, provided successor assumes this Lease and Repurchase Option in writing. Any and all deposits held by Landlord, which the Tenant has an interest, shall be delivered to the Grantee less any expenses or remaining unpaid CAM Expenses owed to Landlord. The Landlord will give proof of transfer of these deposits to the Tenant.

21.	LEASED PROPERTY CONDEMNATION

(a) In the event the whole Premises is taken or condemned for a public use or purpose by a competent authority and the Premises cannot be used for the same purpose intended under this Lease, this Lease shall terminate upon the delivery of possession to the condemning authority. The Tenant shall have no claim against Landlord by reason of such taking or condemnation and Tenant shall continue to pay rent and other CAM Expenses hereunder until possession is delivered. Tenant retains any award for business dislocation/relocation.

(b) In the event only a part of the Premises is taken or condemned but the Premises or the part remaining can still be used for the same purpose and substantially the same use to the Tenant as immediately prior to the taking or condemnation, this Lease shall not terminate and Landlord shall repair and restore the Premises and rent shall be adjusted pro-rata.

22.	LEASE PROPERTY REPAIRS AND MAINTENANCE

(a) LANDLORD Obligations - The Landlord may perform updates to the property so long as it does not interfere with the Tenant’s business. The Landlord shall not have responsibility for damage to merchandise or to Tenant’s fixtures or build-out improvements unless the Landlord, agents or contractors acting at Landlord’s request are negligent in performing the maintenance or repair.

(b) TENANT Obligations - The Tenant shall keep its build-out improvements and trade fixtures in the Premises maintained and repaired and shall make replacements, maintenance and updates thereof, to maintain the integrity of the property during the term of this Lease. The Tenant shall provide scheduled maintenance, maintain and repair all mechanical systems, electrical, heating, ventilating, air conditioning, restroom, lighting, etc. fixtures and facilities that are a part of the Tenant’s operating function of the Premises, and/or damaged as a result of negligence of the Tenant, agents, employees, invitees, contractors, customers etc.. The Tenant shall replace all failed mechanical systems, electrical, heating, ventilating, air conditioning, restroom fixtures, lighting, etc. fixtures and facilities that are a part of the fixed assets of the property that fail under normal circumstances. The Tenant shall keep the exterior of the property maintained, repaired or replaced as needed to the condition of the property at the time of closing and to any upgrades provided by the Landlord. For remodeling and updating the Premises the Tenant, shall request written permission from the Landlord.

23.	LEASE REPAIRS AND MAINTENANCE - RIGHT OF ENTRY. The Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times upon reasonable notice for general inspection, alterations, improvements, planned replacements, repairs or maintenance, additions, and showing of Premises, as it pertains to the Landlord. The Landlord will give the Tenant notice (unless for emergency purposes). Landlord and Tenant will mutually work together to perform the necessary functions as efficiently as possible to limit interruption to the Tenants business.

24.	TENANT COVENANTS

(a) The Tenant shall conduct its business in a manner consistent with the purpose and character of the property. The character of the property is any business that does not create annoying sounds, music, noises, odors and nuisances, which are audible or detectable outside of the Premises that disturb neighbors to the property.

(b) To keeping the Premises clean and attractive in appearance at all times and to keep any trash in proper containers in the interior of the Premises out of sight until it is removed and put in the outdoor container. Tenant will be responsible for their garbage service and all waste related to the Tenants business.

(c) Not to perform activities, or perform anything, in or about the Premises which exposes the Landlords insurance policies or increases the premiums therefore.

(d) To comply with all applicable ordinances, rules, regulations, and requirements of all federal, state, and municipal governments, which relate to the Premises or the business Tenant conducts on or from the Premises.

25.	TENANT UTILITIES IN PREMISE. The Tenant covenants and agrees that it shall pay all billing and charges for heat, gas, electricity and other Premises-Specific Utilities or Services (i.e. Cable, DSL, Telephone, Security etc.) and any related CAM charges. If it is determined by the Landlord with supporting data, that the Tenant, or due to the type of business, or occupant load, is using the common utilities (i.e. water) in an un-proportionate amount to their Tenant-Space, the proportionate calculation changes will be adjusted in the Triple Net CAM Charges.

26.	TENANT ENVIRONMENTAL RESPONSIBILITIES. The Tenant agrees to indemnify and hold the Landlord harmless at all times against all liabilities of any nature, whether accrued, absolute, contingent, known, or unknown, arising out of environmental hazards created by the Tenant during the use and operation of the Leased Premises by the Tenant. This indemnification’s shall continue after termination of this Lease with respect to claims and liabilities arising out of Tenants use of the Premises and Property. The Tenant shall conduct its business in accordance with guidelines and regulations of the Minnesota Pollution Control Agency, the U.S Environmental Protection Agency or any other agency having jurisdiction over matters of pollution control of the environment.

27.	TENANT SUBLETTING AND ASSIGNMENT OF PREMISES. The Tenant shall not assign this Lease or sublet the Premises or any portion of the Premises without the written consent of Landlord, not to be unreasonably withheld. Any Assignee or Sub-lessee will be required to enter into an individual Lease as an amendment to the Tenant’s Lease. The Tenant will remain under its Lease until the obligations of the Lease have been satisfied. Neither this Lease nor any interest therein shall be Assigned due to bankruptcy shall not be passed on to any trustee or receivership in bankruptcy, insolvency or reorganization proceedings, any creditors through attachments, executive or otherwise, any assignee for the benefit of creditors, or by operation of law.

28.	TENANT WAIVERS. Waivers of this lease shall be in writing by the Landlord and Tenant for that specific part initialed and no other part.

29.

TENANT ALTERATIONS. Tenant shall not require Landlord’s consent to cut or drill into or secure any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, “Alterations”) of a non-structural kind to any part of the Premises. Further, Landlord’s consent shall not be required for (i) the installation of any office equipment or fixtures including internal partitions which do not require disturbance of any structural elements or systems (other than attachment thereto) within the Premises or (ii) minor work, including decorations, which does not require disturbance of any structural elements or systems (other than attachment thereto) within the Premises and which costs in the aggregate less than $50,000. Any alteration to the Premises that would require Landlord’s consent shall not to be unreasonably withheld.

30.	QUIET ENJOYMENT. Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or anyone claiming by through or under Landlord under and subject to the terms and conditions of this Lease.

31.	LANDLORD LIEN WAIVER. Landlord expressly waives any applicable common law or statutory lien and is estopped from placing any lien and security interest upon any and all goods, wares, equipment, fixtures, furniture, improvements and other personal property of Tenant which may hereafter be situated on the Premises, and all proceeds therefrom in an effort to secure payment of all rentals and other sums of money becoming due hereunder from Tenant, and to secure payment of any damages or loss which Landlord may suffer by reason of the breach by Tenant of any covenant, agreement or condition contained herein.

32.	BROKER. Tenant warrants and represents to Landlord that Tenant has not dealt with any broker, agent or other party who might be deemed to be entitled to a commission or finder’s fee in connection with the transactions contemplated under this Lease. Tenant will indemnify, defend and hold harmless landlord from and against any claim for a commission or finder’s fee made by any other party by, through or under Tenant. Landlord warrants and represents to Tenant that Landlord has not dealt with any broker, agent or other party who might be deemed to be entitled to a commission or finder’s fee in connection with the transactions contemplated under this Lease. Landlord will indemnify, defend and hold harmless Tenant from and against any claim for a commission or finder’s fee made by any party by, through or under Landlord. This Section shall survive the termination or expiration of this Lease.

33.	MISCELLANEOUS. Each Individual executing this Lease on behalf of Tenant represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant and Landlord, and their respective successors and/or assigns. This Lease supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by agreement in writing signed by both parties hereto or their respective successors in interest. This Lease will transfer to each new owner of the Tenant and Tenant’s business for the term of the Lease. Buyouts of the lease will be acceptable.

IN WITNESS WHEREOF, Tenant and Landlord have executed this instrument as of the date set

This 25th day of July 2005.

TENANT

By	/s/ Arthur W. Hicks, Jr.	Title	Sr. VP,	Its	Chief Financial Officer

Corporate Name _Cybex International, Inc. _		Date	7/25/05

LANDLORD

BY	/s/ Douglas W. Hughes	Title	President	Date	7/25/05
Douglas W. Hughes – Doug Hughes Properties, LLC

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of                     , 2005, by                             , the                             , respectively                             , a Mass. Corporation, on behalf of the Company.

Notary Public

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of                     , 2005, by                             , the                             , respectively of Doug Hughes Properties, LLC, a Minnesota limited liability company, on behalf of the limited liability company.

Notary Public

EXHIBIT A

PLAN DRAWING